Exhibit 10.7

2007 — 2010
Agreement Between
Wichita Falls Facility
Warner Electric, LLP
&
International Association of Machinists & Aerospace
Workers A.F.L. — C.I.O. and Aeronautical Industrial
District Lodge 776
Local Lodge 2771

Table of Contents

1. Article 1 - Recognition	Page 3

2. Article 5 - Hours of Work & Overtime	Page 6

3. Article 6 - Seniority	Page 9

4. Article 7 - Leave of Absence	Page 17

5. Article 8 - Grievance Procedures & Arbitration	Page 18

6. Article 9 - Vacation	Page 21

7. Article 10 - Holidays & Paid Personal Time Off	Page 25

8. Article 12 - Group Insurance	Page 26

9. Article 13 - Wages	Page 28

10. Article 16 - Safety & Health	Page 32

11. Article 27 - Term of Agreement	Page 41

12. Addendum B - Job Classifications	Page 42

13. Wage Rate Structure	Page 43

14. Addendum F - Retirement & Savings Plan	Page 47

15. Addendum G - 2nd Shift	Page 49

16. Addendum L - Severance Pay	Page 57

17. Plant Rules & Regulations	Page 58

Agreement
This agreement has been made and entered into this 13th day of August 2007, by and between the Wichita Falls Plant, Warner Electric LLC. Wichita Falls, Texas, hereafter referred to as the “Company”, and the International Association of Machinists and Aerospace Workers, AFL-CIO, and Aeronautical Industrial District Lodge 776, Local Lodge 2771, hereafter referred to as the “Union”.
The purpose of this agreement is to set forth terms and conditions of employment, to prevent interruptions of work and interference with the efficient operations of the Company’s business, to secure fair and prompt disposition of grievances, to establish satisfactory working conditions, hours of work and wages for employees covered by the agreement, and generally to promote sound labor-management relations.
NOW THEREFORE, IT IS AGREED AS FOLLOWS
Article 1
Recognition
1.1 The Company recognizes the International Association of Machinists and Aerospace Workers, AFL-CIO, and Aeronautical Industrial District Lodge 776, Local Lodge 2771 as the sole authorized representative for the purpose of collective bargaining with respect to rates of pay, hours of employment, and other conditions of employment for all employees generally engaged in the manufacturing, maintenance, and production at the Wichita Falls Plant, located at 2800 Fisher Road, Wichita Falls, TX. 76302
This agreement does not cover supervisory forces as defined by the laws of the United States, nor does it include office clerical employees, office janitors, technical employees, drafters, drafting room employees, a Working Supervisor on the second shift and one on the third shift as defined in paragraph 1.3 of this article, and accounting employees or outside service personnel.
1.2 The term employee or employees when used in this agreement shall refer to those employees within the bargaining unit employed by Wichita Falls Plant located at 2800

Fisher Road, Wichita Falls, TX. 76302
1.3 The provisions of this agreement shall not prevent supervisors from performing work when necessary in the performance of their regular duties. However, except for the second and third shift-working supervisors, it shall be considered a violation of this agreement for any supervisor to perform work covered by the agreement, which takes more than twenty (20) percent of his/her time on any day or any one shift. Except for the second and third shift working supervisors, in no event shall the supervisors be permitted to continue for a period in excess of five (5) consecutive days, except when bargaining unit people are not available to do the work due to reasons beyond the Company’s control.
The Company may have a working supervisor on the second and third shifts until there are ten (10) bargaining unit people on second shift, and five (5) bargaining unit people on third shift, at which time they will become full time supervisors and subject to the limitations above.
The second and third shift working supervisors shall be permitted to perform bargaining unit work, but not to exceed twenty (20) hours per week excluding the staging of parts and unplanned absences. Overtime work performed when all qualified employees on such shift have been offered the overtime assignment shall also be excluded from the twenty (20) hour limitation.
1.4 Non-bargaining unit employees shall have the right to set up automatic machines in the plant; and may spend a reasonable amount of time in the introduction of any new technology in the plant; and, in the case of supervisors, the time consumed in doing this shall not be considered in arriving at the twenty (20) percent.
Article 2
Management Rights
All rights of management not specifically limited by the provisions of other articles of this agreement are retained by the Company, including, but not limited to, the right to plan, direct, and control all the operations or services to be performed; to assign and transfer employees; to schedule the working hours; to hire and promote; to demote; to suspend, discipline or discharge for just cause; to relieve employees from duty because of lack of work or for other legitimate reasons; establish, revise and enforce shop rules and regulations; to introduce new job classifications, methods, materials, equipment or facilities; to establish and revise appropriate machine speeds and feeds and other job specifications; to establish and enforce production standards; to determine the process of manufacturing and assembling; to decide and determine all matters affecting designing and engineering; to determine and control all materials, semi-manufactured and/or finished products which may be incorporated in the products manufactured; to determine the price at which the products of the Company may be sold; to determine which products to manufacture; to determine the location of the work force; and to determine any other policy or practice which is customarily or usually left to management of a Company.
The Company shall also have the right to establish, maintain, and enforce reasonable rules and regulations to maintain order and efficiency in its plants, it being understood and agreed that such rules and regulations shall not be discriminatory nor inconsistent or in conflict with the provisions of this Agreement. The Company shall furnish the Union with a written copy of all such rules and regulations and all changes therein. Except when health and safety of employees create an emergency requiring sooner effort, changes in existing rules and regulations, as well as new rules and regulations promulgated by the Company, shall not become effective until three (3) work days after copies thereof have been furnished to the Union and posted on the Company’s bulletin boards. The Company reserves the right to add, delete, or amend any rule and regulation at such time as is necessary to maintain proper Company policies and employee relations.
Article 3
No Strike — No Lockout
3.1 No Strike — The Union agrees that during the life of this Agreement there shall be no work stoppage, shutdown, or strikes of any nature. The grievance and arbitration procedure shall be the sole means of settling contract disputes between the employees and/or the Union and the Company. Provided however, that the restriction against strikes and lockout activity as set forth in this Article shall not apply to the Company or the Union if the other party refuses to abide by an arbitrator’s lawful award rendered in accordance with this Agreement. An employee who aids, assists, or participates in any interruption of production during the life of this Agreement shall be subject to immediate dismissal from the employ of the Company.
3.2 No Lockout — The Company agrees not to lockout employees during the life of this Agreement. A layoff or shutdown for business reasons (including taking inventory) shall not be construed as a lockout.
Article 4
No Discrimination
4.1 The Company and the Union recognized their respective responsibilities concerning Presidential Executive Orders and Federal and State Legislation regarding Equal Employment Opportunity requirements.
4.2 In recognition of the practical and moral values of these responsibilities, the parties hereby affirm these commitments not to discriminate because of race, color, religion, national origin, sex, handicap, age, ancestry, or having been a Vietnam Veteran.
4.3 The Company and the Union mutually agree not to discriminate against any employee because of membership or non-membership in the Union. The Company recognizes and will not interfere with the rights of the employee to become a member of the Union and will not coerce or intimidate such employees from becoming members of the Union. The Union agrees it will not solicit employees to become members of the Union on Company time, and it further agrees it will not in any way seek to coerce or intimidate employees into joining the Union at any time.
4.4 Any reference in this Agreement or other documents executed by the parties, relating to employees of either sex shall be considered as being equally applicable to employees of both sexes.
Article 5
Hours of Work & Overtime
5.1 Nothing in this Agreement is to be construed as an obligation on the part of the Company to employ any person or persons for any definite period of time. The provisions of this article shall not be construed as a guarantee of any number of hours of work per day or per week, nor as a limitation upon the Company’s right to schedule more or less hours per day or week as in it’s judgment the operations of the plant requires. Overtime shall not be paid more than once for the same hours worked and hours for which an overtime premium is paid shall not be used in computation made for the purpose of determining whether premiums are to be paid for other hours. There shall be no pyramiding of overtime premiums.
5.2 The normal workweek shall consist of five (5) consecutive workdays, Monday through Friday. The normal workday shall consist of eight (8) consecutive hours excluding a one-half (1/2) hour unpaid lunch period.
5.3 For payroll purposes, the workweek shall be a seven (7) consecutive day period starting at 11:00pm on Sunday. For payroll purposes, the workday shall be the twenty-four (24) hour period beginning at 12:01 A.M. each day. All employees covered by this agreement shall be paid weekly and the Company agrees not to withhold more than one (1) week’s pay.
5.4 The Company shall have the right from time to time to adjust the normal shift starting times by department between 6:00am and 8:00am for the first shift, between 2:30pm and 4:30pm for the second shift and between 10:00pm and 12:00am for the third shift. When all employees in a department are not affected by a change in shift hours, the Company will first solicit volunteers.
5.5 Scheduled starting and quitting times for employees accepting daily overtime assignments shall be at the discretion of the Company.
5.6 Distribution of Overtime. Both parties agree that it is fair to make every reasonable effort to divide overtime work, so far as practical within each job classification, department and shift based upon the qualifications of the employee to perform such work without displacing the employees normally performing that work during the normal work week. Saturday and Sunday will not be construed as part of the normal workweek except in the case of mandatory overtime. An employee wishing to be removed from the voluntary overtime offer list can request an Overtime Refusal Form from his Supervisor. After completing and turning said form in to his Supervisor, the employee will not be asked for overtime until such time that employee requests to be asked, in writing, to their Supervisor. As the employee’s name comes up on the overtime roster they will be charged as refused overtime.
The Company shall require each supervisor to keep a record of each employee working under his direction who is offered overtime and does not work the overtime offered. The Company shall maintain overtime records by department, classification and shift. As an individual’s name comes up on the overtime tally, he will be charged such overtime, whether or not he accepts the assignment. Employees absent from work and receiving pay from the Company will not be charged for overtime hours. Sickness, Accident and Workers Compensation excluded. Employees can only be charged overtime hours for the number of hours offered to them. The shop committee shall at all reasonable times have access to overtime records, and will be given a copy upon request. Hires, rehires, or employees who change job classifications or shifts shall be assigned the average hours charged to the employee already in the classification, department, and shift. It is understood that beginning with the effective date of this agreement and each contract anniversary thereafter, all overtime records will be reset to zero.
Every effort will be made to make overtime assignments outside of departments to qualified employees lowest on the overtime tally, but only after department and shift requirements have been met. Overtime worked in other job classifications, departments, or shifts shall be charged to the employee on the overtime record.
5.7 It is agreed that in the event of change in the starting or ending time of a shift, the Company will notify the affected employees in such department during the preceding shift of such change. When the Company changes the scheduled report time for the beginning of a shift and the first day of the work week results in the starting time of the new week overlapping into the last day of the previous work week nothing in this article is to be construed to require the Company to pay overtime because of this overlap. Provided further however, if at the start of a new work day at 12:01 A.M. and an employee is already working, and at that time is being paid an overtime rate by reason that he had worked in excess of eight (8) hours or ten (10) hours during the work day immediately preceding, he shall continue to receive the appropriate overtime rate and not have pay reduced because of the advent of the new work day. For pay purposes a new work day will be established only after the employee leaves the premises. When a department or part of a department is scheduled to work on Saturday the employees involved will be notified, in all cases possible, before the end of the shift on Thursday. Thereafter changes necessary will be made as soon as practical. Employees will not be charged for any weekend overtime hours refused if the hours were offered after the end of their shift on Thursday. Employees may refuse daily and Saturday overtime, provided however that in the event no qualified employee(s) accepts such overtime work, qualified employees in that job classification, department, and shift affected having the least overtime charged shall work the assigned overtime. As an option, qualified employees as determined by the Company in other classifications and on the same shift may be assigned the overtime assignment. Employees may refuse overtime on Holidays and on Sunday.
Employees failing to work accepted weekend overtime hours will be subject to Plant Rule # 43.

To provide opportunity for others to work in the place of employees who may not desire to do so, an employee when contacted about working overtime shall give a “Yes” or “No” answer within thirty (30) minutes. Employees will not be charged for any overtime hours refused if the hours were offered within the final one half hour of their shift.
5.8 Overtime Premium (1 1/2) Overtime Premiums of time and one-half (1 1/2) of the straight time hourly rate shall be paid as follows:
A.	For all hours worked in excess of eight (8) hours in any one (1) workday.

B.	For all hours worked in excess of forty (40) hours in anyone (1) workweek.

C.	For all hours worked by an employee on Saturday in any workweek.
5.9 Double-time Premium (2) Overtime premiums of two (2) times the straight time hourly rate shall be paid as follows:
A.	For all hours worked by an employee on Sunday in any workweek.

B.	For all hours worked in excess of ten (10) hours in any one (1) workday.

C.	For all hours worked on days defined as Holidays under this Agreement, except when such hours are part of a shift commencing on the one day and carrying over into the Holiday.
Article 6
Seniority
6.1 The term “seniority” as used in this contract is hereby defined as the length of an employee’s continuous service with the Company dating from his last date of hire. When two (2) or more employees have the same seniority date, this seniority shall be determined by a toss of a coin. The Chairman of the Grievance Committee shall be given an updated plant-wide seniority list of employees upon request at least every six months.

6.2 Probationary Period. A new employee, including an employee who is rehired after a break in continuity of service with the Company, shall be regarded as a probationary employee until he has completed two (2) months of service with the Company following the day of his last date of hire. During the probationary period an employee may be discharged for any cause whatsoever and shall have no recourse or right to grieve against such discharge. Upon successful completion of the probationary period, the employee shall have seniority status and will be considered a seniority employee.
6.3 Loss of Seniority. The seniority status and continuous service of an employee shall be terminated for any of the following reasons:
A.	Resigns, quits, or retires.

B.	Discharged for just cause.

C.	Absent due to layoff for a period not to exceed the length of service at the time of layoff, or two (2) years, whichever is less.

D.	Fails to respond to a recall from layoff within seventy-two (72) hours (excluding Saturdays, Sundays, and Holidays) following the date of receipt of notice of recall. Notice by the Company shall be sufficient if given by certified mail, return receipt requested, and sent to the employee’s last known address. Recalled employees who intend to return to work must contact the Plant Manager / Human Resources Representative or their Designee within a three (3) day period to make his intentions known to the Company. Such employee may have five (5) additional days if he has been reemployed and the employer requires a quit notice. Evidence of the need for this five (5) day extension may be required. Such employees who fail to report by the end of the time period will be removed from the seniority roster.

E.	Absence due to sickness or injury including on the job injuries as follows:

Seniority at Time of Illness or Injury	Time Limit

Less than six (6) months	Three (3) months
Six (6) months but less than one(1) year	Six (6) months
One (1) year but less than two (2) years	Twelve (12) months
Two (2) years or more	Twenty Four (24) months

F.	Fails to report to work following the conclusion of an approved leave of absence or vacation.

G.	Fails to report or contact the Plant Manager / Human Resources Representative or their Designee within one (1) workday after having been released from the doctor, provided however a reasonable amount of time for reporting to work will be given if unusual circumstances exist and the employee has contacted the Plant Manager / Human Resources Representative or their Designee.
6.4 Departments as currently constituted are:
07 Assembly
30 Mesur-Fil Cell
44 Machine Shop
54 Maintenance
81 Shipping/Receiving/Warehouse
00 Helper
6.5 In all cases of promotion, permanent transfer, layoffs, and recalls of employees who have been laid off because of lack of work, the following factors shall be considered:
A.	Seniority

B.	Ability and qualifications to perform the work skillfully and efficiently.
When factor B. is relatively equal, seniority shall govern.
6.6 Bidding. When the Company establishes a new job and/or determines that a permanent vacancy exists in a job classification other than Group Leader, Journeyman or Helper, the resulting job vacancy will be filled in accordance with the following section:
A.	When a permanent job vacancy exists, notice of such jobs will be posted on the main bulletin boards for three (3) working days (72 hours) not including Saturdays, Sundays and Holidays. The posting will set forth the date posted, time posted, job title, number of openings, shift, and the rate range for the job. A permanent job vacancy will exist when a job is expected to be needed for a period of at least sixty (60) consecutive calendar days.

B.	During the three (3) days that a job is posted, eligible bidders must contact the

Human Resources Department to have their name placed into consideration for the jobs. Employees who are on vacation may contact the Human Resources Department prior to leaving on vacation and file a written advanced bid. The advanced bid will only be good for the specific job classification that the employee indicated on his advanced bid.
Eligible bidders are employees who have completed their probationary period prior to the posting of the job and who have not been a successful bidder for the last six (6) months. This six (6) month restriction shall be reduced to sixty (60) days only for the purposes of shift bids within the employee’s existing job classification.
6.7 Job Bidding Award. Each job will be awarded in accordance with seniority and ability and qualification to perform the job skillfully and efficiently as described earlier in this article, however, in the following sequence:
A.	First preference for a vacancy shall be given to the eligible bidder within the same classification and department regardless of shift.

B.	Second preference for a vacancy shall be given to the eligible bidder within the same department but in a different classification, and or shift.

C.	Third preference for a vacancy shall be given to the eligible bidder from any other department, classification, and or shift.
     When qualifications are equal seniority shall govern.
No employee shall be awarded any job unless the minimum job requirements have been met.
Minimum requirements are basically defined as education and/or experience sufficient to learn and perform the defined duties of the specific classification. The purpose is to teach the skills of the job and not the basics necessary to understand them.
A time limit for announcing a job award after closing the bids will be fourteen (14) calendar days; but should extenuating circumstances arise, vacations, shift differences, etc. and should this be required, the Chairman of the Shop Committee will be notified.
Journeyman positions are not posted, but any employee wishing to request a Journeyman Classification will be required to submit a Journeyman Request Form to their supervisor. After having received said form, the supervisor will give an answer in writing, of approved, denied, or show proficiency, to the requester. The answer shall be given within fourteen

(14) calendar days or the request will be considered approved.
A time of up to sixty (60) calendar days will be given to arrange for the testing of any discrepancies (Special arrangements may be mutually agreed upon by the Company and the Union to allow for showing of proficiencies by employees.) After being approved for the Journeyman Classification an employee will have a sixty (60) day trial period for this classification. If an employee fails to perform skillfully and efficiently they will be moved back to their prior classification.
Only one request may be submitted in any six (6) month period. Requests for the training to achieve this classification will be accepted, but will be provided as workloads permit or by special arrangements agreed upon by the Company and the Union.
Helper positions are not posted when an opening is deemed by the Company to exist. Should an employee desire a helper job, the employee should make a request in writing to the Plant Manager / Human Resources Representative or their Designee for consideration.
In the event that the Company is unable to fill the vacancy pursuant to the provisions of the bidding procedure, the Company may fill the vacancy by offering it to other employees or by hiring a new employee. A vacancy that remains unfilled for three (3) months shall be considered cancelled. However, should an applicant be offered a job prior to the expiration date but report to work after, it shall not be deemed a violation of the agreement. Also vacancies that are being held awaiting trainees to finish school are not subject to this provision.
Employees that are awarded jobs and are unable to perform them skillfully and efficiently shall be removed from the job classification. They will be placed in their previous job classification if placement is made within two (2) months of the job award. This shall not apply for any reasons except where employees are unable to perform skillfully and efficiently. Provided further however, both parties agree that employees are required to continually perform skillfully and efficiently in their job classification.
An employee who has been awarded a job will be moved into the job on a Monday following the award as soon as it is practical for the Company to do so. If it is not practical for the Company to transfer the employee to the awarded job within fourteen (14) working days after it has been awarded, the employee will be officially transferred with a rate adjustment if appropriate and then temporarily loaned to his old job until he can be replaced.
When an employee is awarded a job from one job classification to another job classification he shall take all of his seniority to the new job classification.

6.8 Layoff. In the event of a reduction in the working force of a job classification, employees working within the job classification, department, and shift affected shall be displaced in reverse order of seniority.
A.	Employees displaced in accordance with this section may elect to be laid off, or in the alternative, shall bump other least senior employees as follows:
1.	The displaced employee shall bump the least senior employee working in the same job classification and department on another shift. If there is no one to bump, then,

2.	He shall bump the least senior employee regardless of shift in an equal rated job classification in any department provided he has successfully held such job with the Company for a period of not less than three (3) months (the classification of the employee to be bumped). A ten (10) working day trial period will not be required if the classification had been held as stated. If not successful above, the displaced employee shall be given an opportunity to bump a less senior employee in any department or classification in which they have the ability to perform the minimum duties of that job. If there is a dispute as to employee’s ability to perform the job, it will be resolved by the Plant Manager / Human Resources Representative, Committee Chairman and employee prior to the bump. If the bump is allowed, a ten (10) working day trial period will be given and if the employee fails to demonstrate to the Company the ability to perform the job they shall then relinquish all rights to any other bumping option other than a less senior employee in the helper classification.
B.	In no event will an employee be allowed to bump upward.

C.	The Company shall give at least seven (7) calendar days notice to employees that are to be laid off, provided however that this applies only to the original employee(s) and not to employees that may be bumped as a result of the announced layoff. The Union will be given a list of the original employees to be laid off and also a list of successive laid off employees.

D.	Employees who leave the Company area after being told of the layoff without making their bumping plans known to their supervisor or the Plant Manager / Human Resources Representative will be considered to have elected to be placed on layoff and that they will not exercise bumping.

E.	When an employee terminates for any reason, or when an employee requests tools to be removed from Company premises, that portion of the tools that are being purchased on a payroll deduction basis by the employee will be released only to the extent that the tools have been paid for by the person. If only a portion of the tools have been paid for at layoff or termination, only that portion of the tools may be removed from the Company premises.
6.9 Recall. An employee who is laid off from his/her original job due to a reduction in force will be placed on a list for recall maintained by job classification and department in seniority order for a period not to exceed the length of service at the time of layoff, or two (2) years, whichever is less. Benefits will be reinstated the first (1st) of the month after recall.
In the event that a job within a classification, department, and shift needs to be filled after a reduction in force, the senior eligible employee as defined in Article 6.8 “Layoff”, section A, paragraph 2, will be recalled first.
If an employee who has bumped to another job is a successful bidder, he loses all rights to his original job before the layoff.
An employee may not elect to remain on a job that was gained by bumping if he is recalled to his original job unless there is no one to be recalled, and he would not be blocking the return of a laid off employee.
At the time of the notice of layoff, if an individual elects not to bump, but accepts layoff instead, he shall have the right to return to his last level job or any higher rated job he previously held when recall occurs. He shall have no other recall rights.
6.10 Five Day Transfers. The parties recognize that from time to time disruptions caused by but not limited to the following: Absenteeism, vacations, shortages of materials, critical customer order, meeting delivery dates may necessitate the transfer of employees from their regular jobs to other jobs, on a temporary basis. First, qualified volunteers (as determined by the Department Manager) will be accepted by the Company and if additional employees are needed, then the employees will be selected with due regard to their seniority status. The parties recognize that seniority is a factor for consideration when a temporary transfer is to be made; however, the parties also recognize that from a practical point of view because of numerous such transfers necessary for efficient operation, seniority may not always be accommodated.
The five (5) day limitation shall not apply to a temporarily transferred employee who has replaced an employee who is absent or on light duty until the replaced employee returns to full duty. This period of time also does not apply when employees temporarily fill jobs that the Company is in the process of filling permanently by job posting or recall from layoff.
Helper classified employees can be temporarily transferred for a maximum of sixty (60) days where there is no working employee present. Qualified transferred helpers (as determined by the Department Manager) will receive payment equal to the minimum rate of the classification of the employee normally performing the work. Unqualified transferred helpers (as determined by the Department Manager) will be considered as “in training” and receive payment equal to the minimum rate of the lowest classification in that department. Once the transferred helper becomes qualified (as determined by the Department Manager) payment will be equal to the minimum rate of the classification of the employee being assisted or normally performing the work.
Employees temporarily transferred to other jobs will continue to receive their regular rate of pay or the minimum of the rate range, to which they are transferred, whichever is higher. In no event will the employee’s rate of pay be lowered while temporarily transferred.
6.11 Extended Transfers.
Employees may be temporarily transferred for a maximum of thirty (30) calendar days to any shift in order to complete special projects or start a new shift.
Employees may also be transferred, on a voluntary basis, to other departments for a period of not more than sixty (60) calendar days. In cases of equal qualifications, seniority will apply.
Employees temporarily transferred to other jobs will continue to receive their regular rate of pay or the minimum of the rate range, to which they are transferred, whichever is higher. In no event will the employee’s rate of pay be lowered while being extendedly transferred.
In all cases, the Union will be notified in advance of all such transfers.
6.12 Temporary Employees — The Company may hire one (1) temporary employee at a time to replace employees on vacation or medical leave of absence. The temporary employee could work only three (3) months each calendar year. The temporary employee would be paid the minimum rate of the classification of the employee they are replacing. The temporary employee shall not be eligible for any benefits provided in this agreement with the exception of scheduled holidays during their employment at the Company. Any exceptions to the above will be made by mutual agreement of the parties.

Article 7
Leave of Absence
7.1 Any employee covered by this agreement desiring a leave of absence on account of ill health, personal business or for any other good cause upon making application to the Plant Manager / Human Resources Representative or their Designee may be granted a leave of absence up to thirty (30) days and the Company may extend such leave upon request of the employee for good cause. Should any employee on leave of absence engage in any other employment he shall be terminated. A copy of all approved leaves of absence will be given to the Chairman of the Grievance Committee.
7.2 Local Union Business. For the purpose of attending conventions, conferences, meetings, and other usual and proper functions of the Union, a leave of absence without pay not to exceed two (2) weeks, unless otherwise agreed to by the parties, shall be granted to Union members provided written request is made to the Plant Manager / Human Resources Representative or their Designee as far in advance as possible and not more than one employee from a single department is gone at the same time.
7.3 Employees who are appointed to non-bargaining unit jobs with the Company after August 14, 1983, and who the Company thereafter decides to reassign to the bargaining unit must be reassigned within one (1) year from the date of appointment to the non-bargaining unit position. Such a non-bargaining unit employee who does not return to the bargaining unit on or before the end of one (1) year will be credited only with the seniority accumulated prior to leaving the bargaining unit.
7.4 The Company and the Union agree to adhere to applicable Federal laws governing leaves of absence for employees on military service.
7.5 Employees with at least five (5) years of service who are selected or appointed to a full-time office of the Union shall, upon advance written notice, be granted a leave of absence not to exceed one (1) year. Such leave may be renewed provided a written request for the extension is submitted to the Company within thirty (30) days prior to the completion of each year of leave. Such employee will continue to accumulate only his seniority while on such leave and any economic benefits will not continue nor accrue during said absence. Not more than one employee shall be granted such leave of absence at a time.
Article 8
Grievance Procedures & Arbitration
8.1 Method of Adjusting Grievances. For the purpose of this Agreement, a grievance is defined as any dispute or difference of opinion between the Company and the Union or between the Company and any employee covered by this Agreement involving the meaning, interpretation, or application of the provisions of this Agreement. When an employee is suspended without pay, he must be discharged or reinstated by written notice to the employee and the Union within three (3) workdays after the first day of the suspension. All grievances (except discharge cases which shall start at Step 2) shall be handled in the following manner:
Step 1 — Any employee who believes he has a grievance shall first present it verbally to his immediate supervisor / manager accompanied by his Committeeman if the employee so desires. If the grievance is not settled satisfactorily and the Union desires to further process the grievance, the grievance shall be reduced to writing by the Committeeman and the written grievance shall state the facts upon which it is based, when they occurred, and the specific section of this Agreement which has allegedly been violated. Such document must be signed by the employee who filed the grievance (other than the Committeeman) and must be presented to the aggrieved employee’s immediate supervisor / manager, by the Committeeman in person, not mailed, within five (5) working days following the initial contact with the supervisor / manager. The immediate supervisor / manager shall respond in writing within five (5) working days to the grievance and shall furnish a copy of such response to the Committeeman in person, not mailed.
Step 2 — If the grievance is not settled in Step 1, and the Union desires to further appeal, a committeeman shall appeal in writing and give the grievance in person, not mailed, to the Department Manager within three (3) working days after the answer in Step 1 has been given. A meeting between the Department Manager and the Committeeman shall be held at a mutually agreeable time. The Department Manager shall give the Company’s written answer on the grievance to the Committeeman in person, not mailed, within three (3) working days following the meeting.
Step 3 — If the grievance is not settled in Step 2 and the Union desires to further appeal, the Chairman of the Grievance Committee shall appeal in writing and give the grievance to the Plant Manager / Human Resources Representative or their Designee in person, not mailed, within three (3) working days after the answer in Step 2 has been given.
The Plant Manager / Human Resources Representative or their Designee shall contact the International Representative and a meeting to discuss the grievance shall be held at a mutually agreeable time. Within five (5) working days following the meeting the Plant Manager / Human Resources Representative or their Designee in person, not mailed, shall give the Company’s final written answer to the Chairman of the Grievance Committee.
If the grievance is not settled in Step 3 above and the Union desires to appeal the grievance to arbitration, the International Representative of the Union shall give written notice of the Union’s desire to arbitrate to the Plant Manager / Human Resources Representative or their Designee within five (5) working days of the date of the Company’s final answer in Step 3 above.
Such written notice shall identify the specific grievance appealed to arbitration and the specific section or sections of this Agreement allegedly violated. If the Company and the Union cannot agree to an arbitrator, the parties shall send a joint letter to the Federal Mediation and Conciliation Service requesting said agency to submit a list of five (5) arbitrators, specifying that such arbitrators be members of the National Academy of Arbitrators. Upon receipt of such list, the Union and the Company shall strike two names there from and the arbitrator whose name is not struck shall be deemed selected and a joint letter of selection shall be sent to that arbitrator. The party that strikes first will be determined by the Union’s Business Representative and the Company’s Representative In either case, the joint letter of selection shall identify the specific issue involved in the grievance and shall request that the arbitrator select a date for hearing subject to availability of Company and Union representatives.
The arbitrator shall only have the power and authority to interpret and apply the provision of this Agreement to the grievance presented and his decision shall apply only to the specific issue identified in writing to him. The arbitrator shall have no authority to alter, amend, modify, nullify, ignore, or add to the provisions of this Agreement. Copies of all arbitration awards shall be given to the Company and the Union. The award of the arbitrator shall be final and binding upon the Company, the Union and the employee or employees involved. The expenses of arbitration shall be shared equally by the Company and the Union. Other expenses incurred such as preparation of briefs and data to be presented to the arbitrator and furnishing of witnesses other than employees shall be borne separately by the respective parties.

8.2 Time Limits. No grievance shall be entertained or processed unless it is submitted to the Company, in writing within five (5) working days of the event giving arise to the grievance. Any grievance not appealed within the time limits set forth in each step of the grievance procedure shall be considered settled on the basis of the last answer given by the Company. Any grievance not entertained or processed by the Company within the time limits set forth in each step of the grievance procedure shall be considered settled on the basis of the last action requested by the Union within the confines of the current agreement. Either party may request of the other party a reasonable extension of the time limits as outlined in this section.
8.3 Grievance Investigation and Presentation. The Union shall furnish to the Company a certified list of elected officers and Committeemen. The Committeemen shall consist of not more than two (2) employees from the plant on the day shift.
One Committeeman may be named by the Union for other shifts when at least 8 bargaining unit people are employed on such shift. One of the above day shift Committeemen will be named by the Union as Chairman of the Grievance Committee. The Chairman of the Grievance committee shall be permitted to attend the second step of the grievance hearing if deemed necessary by them and a request is made in advance by the Chairman of the Grievance Committee to the Plant Manager / Human Resources Representative or their Designee.
It is the intent and desire of the Company and the Union that the investigation and discussion of grievances will be conducted in accordance with the grievance procedure set forth in this article and in a manner which minimizes lost time and interference with production. Committeemen shall not engage in solicitation of grievances and shall not leave their workstations without receiving permission from their immediate supervisors. Upon entering another department, they shall inform the supervisor of such department of the nature of their business. The Union agrees that the Company has the right to expect that supervisors will know the whereabouts of their employees throughout the day. Accordingly, employees and Committeemen must notify the supervisor prior to leaving their department or stopping work to discuss grievances. Permission to leave or stop working will not be unnecessarily withheld. But, critical production requirements may necessitate the rescheduling of discussion concerning grievances which do not demand immediate attention.
8.4 The Union will be provided with a copy of any disciplinary action issued to a bargaining unit employee within the shift that it was issued, or as soon thereafter as possible.

8.5 Notwithstanding, anything herein or in the general body of labor law to the contrary, it is understood and agreed that any disciplinary action by the Company after the date hereof shall not be affected by the past practices of the Company or by any alleged prior inconsistent application of the Company’s rules, if prior to the date hereof.
8.6 In the event that the Company should discharge or suspend an employee during the time of this Agreement, and it is thereafter determined by agreement of the parties or in arbitration that such employee is entitled to compensation for the period of time (or any part thereof) after such action by the Company, then, in such case, the compensation due to such employee shall be reduced by the total of all accrued compensation earned and/or unemployment compensation received.
8.7 The Company agrees to continue the monthly meeting with the first shift Committeemen and the Plant Manager / Human Resources Representative or their Designee on the second Tuesday of each month. The date may be changed for each monthly meeting by mutual agreement between the Company and the Union.
8.8 All grievances including arbitration shall be handled during regular working hours without loss of time to the Committeeman or directly involved employees.
Article 9
Vacation
9.1 Each employee with one (1) year and less than eight (8) years of continuous service as of January 1 shall be eligible for two (2) weeks vacation. Employees with less than one (1) year of continuous service each January 1 shall be eligible for two (2) weeks vacation after their anniversary date. Each employee with eight (8) years and less than fifteen (15) years of continuous service as of January 1 shall be eligible for three (3) weeks vacation. Each employee with fifteen (15) years and over of continuous service as of January 1 shall be eligible for four (4) weeks vacation. An employee who during the year after January 1 reaches eight (8) years shall be eligible for the third week on January 1 of that same year. An employee who during the year after January 1 reaches fifteen (15) years shall be eligible for the fourth week on January 1 of that same year. Employees shall schedule their vacation during the calendar year at the time that they are eligible and at a time that the Company approves.
9.2 An employee who is eligible for vacation benefits shall be paid their benefits if they leave the Company for any reason whatsoever except quit with no notice, and provided he has not already received his vacation pay. Employees that have received a portion of their vacation during the calendar year shall be entitled to the remainder. Employees that voluntarily quit must give the Company at least one (1) weeks notice to be eligible to receive vacation pay.
9.3 Vacation pay will be computed on the basis of two (2) percent of the employee’s previous calendar year’s W-2 wages or 40 hours of straight time pay, whichever is higher, for each week of vacation eligibility. Work credit shall not be given for any type of absences including worker compensation.

Length of Vacation	Vacation Pay
1 Week	2% or 40 Hours whichever is greater
2 Weeks	4% or 80 Hours whichever is greater
3 Weeks	6% or 120 Hours whichever is greater
4 Weeks	8% or 160 Hours whichever is greater
Vacation pay for an employee’s first vacation after completing one (1) year of continuous service shall be computed on the basis of the employee’s earnings, described above, received during the one (1) year period immediately preceding his anniversary date. Vacation pay for subsequent vacation shall be computed on the basis of the employee’s earnings received during the calendar year preceding the year in which the employee becomes eligible for vacation.
9.4 Vacation Eligibility Period shall mean the calendar year January 1 to December 31st; provided however, that the vacation eligibility period for a new employee’s first vacation will be the twelve (12) consecutive months immediately preceding his anniversary date. (Example — a new employee is hired March 14, he is eligible for the first vacation March 15 of the following year.)

9.5 Vacation time may be scheduled by the employee at any time during the calendar year after becoming eligible and at a time that the Company approves. The Company shall consider the seniority and the job classification of employees when making vacation scheduling decisions. The Company will solicit vacation preference from each employee on or before February 1st of each year. Should an employee elect not to schedule his vacation when contacted by the Company, his vacation must be scheduled by his supervisor. After all employees have received their full week first choices, employees electing to split their vacations may then choose from the remaining vacation times.
9.6 After the master vacation schedule has been turned in to the Human Resources Department, a change may still be made by the employee by the following procedure:
A.	Employee obtains “Request for Vacation Change Form”.

B.	Employee obtains written approval from his supervisor by using form.

C.	Employee sends approval form to Human Resources Department.
9.7 Employees that change job classification and/or shifts shall have their vacation schedule changed to accommodate the workload and to work around employees who already have their vacation scheduled if necessary without regard to seniority.
9.8 Vacations may be scheduled in 1, 2, 3 or 4 day increments when approved in advance by the Company. This will be permitted only after all full week vacation requests which are submitted between January 1st and February 1st each year are considered according to Art. 9.5. Payment for such day(s) will be pro-rated and paid on the following payday.
Otherwise, vacations must be scheduled in one (1) week blocks (five work days) with a Monday week starting date. Employees shall not be required to work Saturday or Sunday during their vacation week nor the Saturday or Sunday of the preceding week, however they shall be charged overtime as though worked.
9.9 Employees shall not schedule their vacation at the end of one calendar year and at the beginning of the next calendar year so as to take a vacation from two years together.
9.10 Employees may elect to receive vacation pay in lieu of time off for one (1) week of eligible vacation time. This applies to full week vacations only. However all other eligible vacation time must be taken during the calendar year or employees will lose their vacation benefit. The Company may also allow, at its discretion, pay in lieu of up to a maximum of 3 weeks.
9.11 Employees who elect to receive one (1) week of vacation pay instead of time off must notify the Company of such request, and payment will be made on payday of the following week. Pay for the one (1), two (2), three (3) or four (4) day vacations shall be given to employees as described in 9.8. All other vacation pay shall be given to employees on their last payday before leaving on vacation provided the Human Resources Department is notified in writing at least seven (7) days prior to the first day of vacation. Should an employee decide, on his very first vacation, to schedule it immediately after completing one (1) year of continuous service, his check will not be given to him until the third payday after his anniversary date. Also, pay for subsequent vacation, if scheduled during the first or second week of the calendar year, will be received by the employee the third payday of January.
9.12 Any Holiday (as defined in Art. 10.1) occurring during an employee’s vacation shall be recognized on the workday immediately following the employees vacation, or payment (as defined in Art. 10.2) may be received in lieu of time off, if the employees’ supervisor is notified by the last work day preceding the vacation.
9.13 If an employee dies while on the payroll of the Company, vacation pay as provided in this Article shall be paid to their legal heir or estate.

Article 10
Holidays & Paid Personal Time Off
10.1 Holidays Observed. During the term of this Agreement, the following days shall be considered Holidays:

Good Friday	Friday after Thanksgiving
Memorial Day	Christmas Eve
Fourth of July	Christmas Day
Labor Day	New Year’s Day
Thanksgiving	Paid Personal Time Off (PPTO) (2 Days)
The following three (3) floating holidays have been specifically assigned for the term of this agreement;
•	Monday December 31st, 2007

•	Friday December 26th, 2008

•	Friday January 2nd, 2009
10.2 Holiday and Eligibility. Employees, not on layoff or leave of absence when a Holiday occurs, shall receive Holiday Pay equal to eight (8) times their regular straight time hourly rate including any applicable shift and or group leader premiums for all Holidays (as defined in Art. 10.1). Employees must work all scheduled hours (excluding tardiness as defined in Plant Rule #42) on their last scheduled workday prior to the Holiday, or on their next scheduled workday following their Holiday unless the absence is due to sickness or injury supported by proper evidence, or any other leave for which the employee is receiving pay under appropriate provisions of this agreement.
10.3 Weekend Holidays. Holidays falling on Sunday shall be observed on the following Monday. Holidays falling on Saturday shall be observed on the preceding Friday. If two consecutive Holidays fall on Friday and Saturday, the Holidays will be observed on Thursday and Friday. If two consecutive Holidays fall on Sunday and Monday, the Holidays will be observed on Monday and Tuesday.
10.4 Holidays and Overtime. Employees who receive Holiday pay for un-worked Holidays pursuant to this Article shall be regarded as having worked eight (8) hours on Holiday for the purpose of computing premium for subsequent hours worked during the same workweek.
10.5 Employees are eligible for all Holidays immediately on employment with the Company, with the exception of new hires, who will be eligible for only one PPTO day during their first six months of employment.
10.6 The paid personal time off (PPTO) may be taken by the employee at any time during the calendar year by providing at least thirty (30) minutes notice prior to the beginning of the employees shift.
Employees may elect to receive pay in-lieu-of PPTO. If an employee elects this option, the pay in-lieu-of PPTO will be paid in the following weeks pay period. PPTO may be scheduled in four (4) or eight (8) hour increments.
Article 11
Pension Plan
Effective December 31, 2007 the defined benefit pension plan will be frozen and no additional years of credited service will accrue after this date. Effective January 1, 2008 the Company will implement an enhanced 401(k) plan as provided in Addendum F of this Agreement.
Article 12
Group Insurance
12.1 The following insurance program is provided for employees only:
A.	Life Insurance:
•	$50,000 – Effective September 15th, 2007 and for the life of the contract.

B.	Accidental Death and dismemberment:
•	$50,000 – Effective September 15th, 2007 and for the life of the Contract
C.	Short Term Disability Weekly Sickness and Accident (non-occupational) administered by the National I.A.M. Benefit Trust – Pays 70% of gross weekly wages up to $350.00 per week for maximum 26 weeks. Payable first day for accident or hospital admission; 8th day for illness.
12.2 For Employees and Dependents:
The National I.A.M. Benefit Trust Fund will administer Health, Rx, Dental and Vision Insurance effective November 1st, 2007. The details of the entire program of insurance benefits will be set forth in Plan Summary booklets to be issued to covered employees by The National I.A.M. Benefit Trust.
12.3 Employee Weekly Contribution Rates for Healthcare, Rx, Dental and Vision

	Year 1	Year 2	Year 3
	(Nov 1, 2007)	(Nov 1, 2008)	(Nov 1, 2009)

Employee	$25.50	$27.50	$29.50
Employee + Spouse	$55.50	$58.50	$62.50
Employee + Child	$50.50	$53.50	$56.50
Family	$74.50	$79.50	$85.50

Plan Type	IAM H001	IAM H001	IAM H001
The Union agrees that if the annual premiums exceed a 5% increase, the Company has the right to re-open the insurance provision upon written 30 day notice sent by registered or certified mail to the Union. The parties agree that in the event of an impasse in bargaining and written notice to the Union of the Employer’s intention to implement a change to the medical plan or employee contribution that article 3, no strike no lockout provision of the agree shall also be opened. The rest of the agreement shall remain in full force and effect.

Retail Prescription Drug Employee Co-Pay covered at pharmacy – 34-day supply

Effective
November 1, 2007
Generic	$10.00
Preferred	$20.00
Non-Preferred	$30.00
Mail Order Prescription Drug Employee Co-Pay mail order program – 90-day supply

Effective
November 1, 2007
Generic	$20.00
Preferred	$30.00
Non-Preferred	$40.00
12.4 Future Retirees: Effective for retirees after August 8, 1998 the Company will pay $20.00 per month toward Medicare for retirees 65 and older. Early retirees may elect to stay in the group hospital medical program by paying their own monthly premium until age 65.
Article 13
Wages
13.1 The list of job classifications and corresponding labor grades and the rate schedule are set forth in Addendum “B” and attached hereto and made a part hereof, as though fully written herein.
Listed rates will reflect the following wage increases across the board for all labor grades:
•	+2.50% Increase per hour effective August 11, 2007

•	Lump sum payment equal to 3.5% of base annual wage effective August 11, 2008

•	+2.50% Increase per hour effective August 10, 2009
Effective Date of Progression Rate Increases — The effective date of each progression increase will always be on a Monday. The Monday effective date of each progression increase depends on where the three (3) month period is completed and will be administered as follows:

3 Month Period Completed	Effective Date of Progressive Increase

Monday	Same Monday
Tuesday	Prior Monday
Wednesday	Prior Monday
Thursday through Sunday	Next Monday
The above applies to the three (3) month period completed after the effective date of an employee’s last increase (excluding annual increase), a new hire completing three (3) months from his employment date, or the completion of a three (3) month period after the effective date of a promotion. The three (3) month progression period shall be extended only by the amount of all absences from work of thirty (30) consecutive days or more. Each increase shall be in the amount of twenty cents ($.20c) for every three (3) months until the maximum is reached. If twenty cents ($.20c) would take an employee over the maximum, then the employee will receive only the maximum rate for the classification.
13.2 Shift Premium. Second shift employees shall receive a premium of fifty cents (.50c) per hour and third shift employees shall receive a premium of fifty cents (.50c) per hour in addition to their regular straight time hourly rate.
13.3 Group Leader Pay. All Group Leaders may receive fifty cents (.50c) more than the highest employee over whom they are responsible. For pay purposes, a Group Leader may not be responsible for another Group Leader.
13.4 Job Description. The Company and the Union agree that the manual of job descriptions discussed in negotiations is a part of the contract but will be maintained in a Manual B-2 separate from the contract booklet.

13.5 Successful Bidder. Employees who successfully bid on vacancies in higher rated classifications shall, upon moving to their new job, commence to receive a rate within the rate range which is at least equal to their former rate. Any successful bidder to a higher labor grade than job classification prior to successful bid will receive at least ten cents (.10c) per hour rate adjustments unless it would cause rate to be outside rate range. The adjustment shall be more than ten cents (.10c) if needed to reach the minimum of the rate range. Employees who successfully bid on vacant positions in lower rated classifications shall, upon moving to their new classification, receive a rate within the rate range which is closest to but does not exceed their former rate of pay. Employees who successfully bid on vacant positions in equal rated classification shall continue to receive their former rate of pay if it falls in that rate range.
13.6 Bumped/Displaced. Employees who are displaced from their jobs and bump other employees shall be paid as follows: If the employee bumps to a classification in a labor grade which is equal to his labor grade, he shall receive the same rate of pay if it falls in that range. If the employee bumps to a classification in a lower labor grade, he shall receive the rate in the lower labor grade that does not exceed the rate which he was receiving in his regular labor grade, but is within the lower labor grade rate range.
13.7 Bereavement Pay. In the case of the death of an employee’s current spouse, parent, stepparent, child, stepchild, brother, stepbrother, sister, stepsister, mother-in-law, father-in-law, current brother in-law, current sister in-law, current son in-law, current daughter in-law, grandparents, spouse’s grandparents or employee’s grandchildren, the affected employee, upon making written application to his/her supervisor, shall be entitled to receive pay at eight (8) hours of straight-time pay excluding overtime, for not more than three (3) days absence from work to attend the funeral. This provision does not apply to the employee who is on layoff or leave of absence.
Employees claiming bereavement pay will be required to submit proof which is deemed satisfactory by the Company concerning the death and family relationship. Employees who falsely claim bereavement pay shall be discharged. The intent is to provide paid leave for necessary time to take care of and attend the funeral. It is not intended to provide time for other purposes.
13.8 Jury Pay. Employees who are subpoenaed for jury service and who serve as a juror shall receive eight (8) hours at regular hourly straight time rate, including the employee’s regular shift premium, if any and he may keep the amount received as jury pay, but in no case shall the total pay from the Company exceed forty (40) hours pay per week at regular hourly straight time rate. The employee must present proof of service from the court. Night shift workers scheduled for jury duty will not be required to work if they actually serve on the jury during the day. Hours paid for pursuant to this section shall be considered hours worked for the purpose of computing overtime premium for subsequent hours worked within the same work week.
13.9 Call Back and Reporting Pay. An employee who reports for work as scheduled without having been notified otherwise that there will be no work shall be given a minimum of four (4) hours work or shall receive four (4) hours pay at the appropriate rate. This however, does not apply where the failure to provide work results from emergencies beyond the control of the Company, such as major accidents, fires, storms, floods, power failures, or other similar events. The Company shall pay reporting pay however for other reasons unless the employee was notified in advance by the Company. The Company shall be obligated to call by telephone to the last number provided to the Human Resources Department by the employee. Whenever an employee reports for work and is offered work by the Company in other job classifications and the employee refuses such work, he shall not receive any reporting pay. If the employee accepts and performs such work he shall receive his regular rate of pay. Whenever an employee reports for work and starts working and the Company is unable to give him four (4) hours of work in his regular job classification and department, but offers other work which is refused by the employee, he shall be paid only for the hours actually worked at his regular hourly rate of pay.
Employees who are called back to work after completing their scheduled work shift and after they have left the Company’s premises will be given a minimum of four (4) hours work or four (4) hours pay at time and one-half (1 1/2). Provided further, however, that should the hours paid at time and one-half (1 1/2) extend beyond the normal reporting time straight time shall apply.
13.10 Emergency Service Away From Shop. Employees assigned to work at the Company shop under the terms of this Agreement may be assigned to work away from the shop. When so assigned they will be paid at their regular rate for all time spent in traveling in the employee’s conveyance, or in traveling in a car or truck furnished by the Company. If they travel by common carrier, or in transportation furnished by the Company, except the Company’s car or truck, they shall be paid eight (8) hours pay for each twenty-four (24) hours of travel time. Such employees, if they are required to wait at the place where they are told to work away from the plant for parts or equipment, will be paid the amount of time which they wait, not to exceed however, eight (8) hours for each twenty-four (24) hours of such waiting. If their travel time is done or waiting is done on Saturday or Sunday, they will be paid on the same basis as though such work were done at the plant of the Company on these particular days. The employee shall also be allowed reasonable expenses for traveling, meals and lodging while away from the Company shop.

Article 14
Training of Apprentices
The Company and the Union agree to continue the apprenticeship standards, which have heretofore been planned by them and the Federal Apprenticeship Committee, unless such plans are changed by mutual agreement.
Article 15
Non-Employee Trainees
Employees or other individuals who maintain or contract to maintain equipment of the Company, or employees of other individuals, corporations or governments, who have bought the Company’s equipment and who wish to train their men to operate or service and/or maintain such equipment, shall be permitted to perform actual work done in the maintenance and/or operation or repair in the shop or plant of the Company. It is understood, however, that in the performance of such actual work those persons (who are known as trainees) are not to replace any employee of the Company in the performance of such work, it being intended that such regular employees may stand and assist and/or supervise the work of the trainee. Although the Company may subcontract under the provision of Article 18 this Article is not intended for such purpose.
Article 16
Safety & Health
16.1 The Company and the Union agree to cooperate in carrying on a program to eliminate hazards to employee’s safety and health during working hours. The Company shall institute and maintain all reasonable and necessary precautions for safeguarding the health and safety of its employees. The Company and Union, as well as all employees, recognize their respective obligations to assist in the prevention, correction, and elimination of hazardous work conditions and practices.

16.2 Insofar as practical all matters of occupational safety and health shall be handled between the employee and his immediate supervisor. It is agreed by the Company and the Union that all employees injured on the job, regardless of how minor the injury may be, must immediately report the injury to his immediate supervisor. Failure to do so may result in disciplinary action. The supervisor shall obtain first aid for such employee and in case of an emergency requiring an ambulance, one will immediately be called.
16.3 First aid facilities shall be maintained by the Company and qualified first aid attendants as required by law will be trained and available.
16.4 Employees injured on the job, treated on the same day of injury by a physician, and who are unable to return to work that same day as certified by a physician, shall be paid for the balance of their shift up to and including eight (8) hours at their regular straight time hourly rate.
16.5 If an employee is injured on the job and is required by the physician to return after the date of his injury and after he returns to work, he will be allowed pay for time lost for up to four (4) hours if necessary to see the physician. In no event however, shall an employee be eligible for pay for lost time, when totaled with time actually worked, will equal more than eight (8) hours pay at the employee’s regular straight time hourly rate. The Union and the employees agree that such return visits must be attempted to be scheduled by the employee at a time that will cause him to miss the least time from his work schedule and that his return visit will be coordinated in advance with the Company’s Industrial Medical Technician. The Union agrees that the employee shall cooperate with the Company’s Industrial Medical Technician to reschedule the return visits should the Company want to try to do so by contacting the physician. Employees shall be granted reasonable time necessary for personal cleanup prior to leaving the Company premises for a doctor’s appointment. Employees may leave the Company’s premises no earlier than thirty (30) minutes prior to the appointment time and will return no later than thirty (30) minutes after the doctor’s visit. This section is intended for return visits to local physicians and for employees that are continuing to work.
16.6 Cool drinking water shall be furnished at all times and sanitary drinking fountains shall be maintained. All Company machines and tools shall be maintained in a safe condition. Floors, lockers, locker rooms, toilets and washrooms shall be kept in a dry, clean and sanitary condition and lighted and heated in the best manner consistent with plant facilities.

The Company and the Union agree to cooperate in every reasonable manner to eliminate all unsafe practices, to reduce industrial accidents to a minimum and to maintain efficient plant operation.
16.7 The Company and the Union shall continue with their Safety Committee. The Committee shall consist of one (1) Union Representative and one (1) Company Representative. The Company shall designate its representative to act as Chairman of the Safety Committee. Said Committee shall schedule regular meetings every two (2) months at their respective locations for the purpose of discussing safety measures. It is recognized that recommendations shall be of an advisory nature. The Committee will also conduct an inspection tour at each meeting called by the Chairman of the committee. The Chairman shall make written reports of each meeting and send them to the Plant Manager / Human Resources Representative or their Designee. The Union agrees to give the Company’s Plant Manager / Human Resources Representative or their Designee the name of the employee appointed to the Safety Committee at least thirty (30) days in advance of a change.
16.8 At the discretion of the Company, employees returning to work or when medical findings point out that they could return after being off due to an industrial accident may be required to take a physical examination. When so required the examination shall be paid for by the Company and shall be conducted by a physician selected by the Company. Should the employee’s Doctor and the Company’s Doctor have a difference of opinion, the Chairman of the Grievance Committee and the Plant Manager / Human Resources Representative shall meet in an effort to settle the issue. Should the issue not be settled the two shall select another Doctor, who is a specialist in the area of specialization needed, and his opinion shall be binding. The doctor’s expense shall be paid by the Company.
16.9 All employees are required to use and wear necessary protection equipment and apparel when so directed by the Company.
Safety toe shoes are required in all job classifications. The Company will reimburse up to $100.00 per calendar year or up to $200.00 for a two-year calendar period for one pair of safety shoes per employee.
16.10 The Company and the Union agree that when medical examination shows that an employee must change jobs that the Plant Manager/Human Resources Representative or their Designee and Chairman of the Grievance Committee shall meet to discuss a favorable remedy. Every reasonable effort will be made by the Company to place the employee if he must change jobs on a job equally rated. If this cannot be done then every reasonable attempt will be made to place him on a job rated as high as possible. The Union agrees that if a satisfactory arrangement can be made by the Plant Manager/Human Resources Representative or their Designee and the Chairman of the Grievance Committee that the job will not have to be posted. The Company shall not be required to create work or a job for this purpose.
16.11 Protective Glasses. The Company shall provide each employee with a pair of non-prescription protective glasses without cost to the employee. For those employees that require prescription glasses, the Company will fill the prescription with an initial pair of safety glasses. No additional glasses will be furnished for this individual until two years later when the second pair of prescription glasses will be furnished.
Each year thereafter, the Company will pay one-half (1/2) the cost to fill such employee’s prescription provided there has been a significant change in vision or, the Company will pay the entire cost of the new glasses if two years has passed between prescription change.
Article 17
Bulletin Boards
The Company shall maintain a bulletin board for the Union’s use. Such bulletin board shall be used only for posting notices of legitimate Union business, Union meetings, Union elections and appointments, results of Union elections and Union social activities. All notices must be submitted to the Plant Manager / Human Resources Representative or their Designee for approval before posting. No other place on Company property shall be used by the Union for posting of notices, advertisements, or information of any kind.
Article 18
Subcontracting
The Company agrees that during the term of the Agreement no work usually performed by the employees covered by the Agreement will be sub-contracted to another Company if the scheduled workweek of such employees is less than 40 hours or if there are qualified employees then laid off provided this restriction shall not apply if such contracted outside work requires machinery, equipment, or facilities not owned or operated by the Company, or if the work can be done more economically, and/or timely to meet the delivery requirements of the customers. It is understood, however, that the Company shall determine which products or portions thereof it shall make and which it shall have made by others.
Article 19
Union Security & Check Off
19.1 During the term of this contract the Company agrees that it will deduct from the first paycheck of each month, and remit to the Financial Secretary of the Union, all dues of all employees eligible for union membership who voluntarily execute a revocable dues deduction authorization and cause it to be placed in the hands of the employer. Such authorization shall be upon forms provided by the Union and shall be signed by the individual employee before they are placed in the hands of the Company for the deduction. Such authorization forms shall be made upon cards in a size and form mutually agreed upon between the Union and the Company.
19.2 Deductions shall be made on account of initiation fees or reinstatement fees from the first paycheck of the employee after receipt of the authorization.
19.3 If an employee has no earnings in the pay period in which the deduction is scheduled to be made, then the deduction shall be made from the first paycheck of the month in which this employee has earnings.
19.4 Employees who voluntarily execute deduction authorizations are bound by the above mentioned provisions unless or until voluntarily cancelled by the employee in writing to the Company and to the Union. Nothing herein contained shall be construed to require membership in the Union as a condition of employment with the Company and this Agreement shall not abridge the fundamental right of an employee to determine for himself, free of intimidation, coercion or discrimination from any source, whether or not to be a member of the Union.
19.5 The authorization Form listed below shall be the agreed form and no deduction shall be made until fully executed by the employee and presented to the Human Resources Department.

INTERNATIONAL ASSOCIATION OF MACHINISTS AND AEROSPACE WORKERS
MEMBERSHIP APPLICATION AND/OR CHECK-OFF AUTHORIZATION

Name	Date	Card no.

Address	M ☐ F ☐ Date of birth

City	State/Province	Zip/Postal code

SS no.	Email	Phone	Hire date

Employer	Hourly wage

Class of work	Years experience	Shift 1 ☐ 2 ☐ 3 ☐

Membership Application. Check here: ☐ To the Officers and Members of Lodge No.           (the “Lodge” or “Union”), I hereby tender my application for membership in the International Association of Machinists and Aerospace Workers (IAM). I understand that while I may be required to tender monthly fees to the Union, I am not required to apply for membership or be a member as a condition of employment and that this application for membership is voluntary. As a member, I agree to obey the Constitution of the IAM and the by-laws of my Lodge and to support the principles of trade unionism, and I authorize the IAM and/or its designated affiliate to act as my representative for collective bargaining.

If former member of IAM: Card no.	Lodge no.	Location	Last dues paid

Check-Off Authorization. Check here: ☐ I authorize my Employer to deduct from my wages and forward to the Union: (1) monthly membership dues or an equivalent service fee; and (2) any required initiation or reinstatement fee as set forth in the collective bargaining agreement between the Employer and the Union and the by-laws of the Lodge. This authorization shall be irrevocable for one (1) year or until the termination of the collective bargaining agreement between my Employer and the Union, whichever occurs sooner. I agree that this authorization shall be automatically renewed for successive one (1) year periods or until the termination of the collective bargaining agreement, whichever is the lesser, unless I revoke it by giving written notice to my Employer and Union not more than twenty (20) and not less than five (5) days prior to the expiration of the appropriate yearly period or contract term. I expressly agree that this authorization is independent of, and not a quid pro quo, for union membership, but recognizes the value of the services provided to me by the Union. It shall continue in full force and effect even if I resign my Union membership, except if properly revoked in the manner prescribed above.

Important Notice. I have examined and acknowledge receipt of the attached “Notice to Employees Subject to Union Security Clauses” (on back of pink sheet). I also understand that IAM members have certain rights and privileges as set forth in the IAM Constitution and in various Federal laws, like the Labor Management Reporting and Disclosure Act (LMRDA). Copies of the IAM Constitution and the LMRDA may be obtained by contacting the IAM General Secretary-Treasurer, 9000 Machinists Place, Upper Marlboro, MD 20772. Union membership dues and agency fees are not deductible as charitable contributions for Federal income tax purposes. Dues and agency fees, however, may be deductible in limited circumstances subject to various restrictions imposed by the Internal Revenue Code.

(Your signature) (Date)
This copy to be retained by Local Union No.
FORM NO. MR0001-06

For Official Use Only

Proposed by	Date

We, the undersigned Committee, report

(Favorable or Unfavorable)

Committee:

Amount paid $		Date

Balance of Fee Paid $		Date

Initiated ☐	Reinstated ☐	Date

Classification	Gender

Journeyman Specialist Production Worker Service Worker	Helper Apprentice Technician	Male Female

19.6 The Company’s obligation to make deductions shall terminate in the event an employee for any reason shall cease to be a member of the bargaining unit. Should at a later date the person become a bargaining unit member again, a new authorization card must be given to the Company to cause deduction to be made again.
19.7 Before the authorization card will be accepted by the Company it must be completed in its entirety and must be readable. Special attention must be paid to the employee number and full name of the employee. Cards that are not properly filled out or cards that cannot be read shall not be accepted by the Company.
19.8 The Union shall indemnify the Company and hold it harmless against any and all suits, claims, demands and liabilities which arise out of or by reason of any action taken or not taken by the Company for the purpose of complying with any of the provisions of this section.
Article 20
Union Representation
The Business Representative or Representatives of the International Union shall have access to the Company’s plant during working hours for the purpose of investigation of grievances. He shall obtain from the Company specific authorization for each visit and such visit shall be subject to such regulations as may be made from time to time by the Company. The Company will not impose regulations which will exclude the International or Business Representative from its plant, nor render ineffective the intent of this provision.
Article 21
Increased Efficiency
The Union agrees to use its best efforts to support all of the Company’s efforts to increase the efficiency of the Company’s employees who it represents.

Article 22
Negotiating Committee
The Company agrees that it will pay the employees that represent the Union at contract negotiations time during the life of the contract, for up to eight (8) hours pay at their regular straight time rate of pay for each day of negotiations. The Union agrees that the employees that represent the Union in negotiations for a new contract will not be more than two (2) in numbers.
Article 23
Successor
This contract and the letters of intent negotiated by the Company and the Union shall be binding upon the successors, assignees, and legal representatives of each of the parties hereto.
Article 24
Termination of Previous Agreement
This agreement shall supersede all previous agreements whether oral or written, made between the parties, except as provided for under the terms of this written agreement.
Article 25
Waiver & Entire Agreement
Neither the Company nor the Union shall be obligated to negotiate or bargain on any matter of any nature whatsoever not covered by the provisions of this Agreement, during the life of this Agreement.
In the event that any provision of this Agreement shall be declared void or illegal by a court of competent jurisdiction, such provision shall become inoperative but all other provisions of this Agreement shall remain in full force and effect for the duration of this Agreement.
Any portion of this agreement may be amended if mutually agreed upon in writing by the “Company” and the “Union” in accordance with Federal Labor laws and O.S.H.A. rules and regulations.
Article 26
Distribution of Agreement
The Company shall have copies of the collective bargaining agreement printed and distributed to each full time employee covered by the agreement within forty-five (45) days of the ratification of the Agreement.

Article 27
Term of Agreement
This Agreement shall remain in full force and effect until August 13, 2010 and shall thereafter be continued for yearly periods unless notice of termination is given in writing by registered or certified mail by either party to the other at least sixty (60) days before August 13, 2010 or any subsequent annual expiration date.
FOR THE UNION:

Paul Black
IAM Business Representative

Bill Land
Chief Steward IAM

David Thames
Negotiating Committee IAM

FOR THE COMPANY:

Mark Stuebe
V.P. & General Manager — Wichita Clutch

Tim McGowan
V.P., Human Resources – Altra Industrial Motion

Eric Michaeli
Plant Manager – Wichita Clutch

Jennifer Ireland
HR Manager – Altra Industrial Motion

Addendum B
Job Classifications

Job Title	Grade	Job Code

Journeyman Machinist	10	44-4
Journeyman Maintenance	10	54-4

Journeyman Assembler	9	07-4

Assembly Mechanic A	8	07-1
Cell Operator A	8	30-1
Machine Operator A	8	44-1
Maintenance A	8	54-1

Shipping/Receiving/Warehouse A	7	81-1

Assembly Mechanic B	6	07-2
Cell Operator B	6	30-2
Machine Operator B	6	44-2
Maintenance B	6	54-2

Shipping/Receiving/Warehouse B	5	81-2

Assembly Mechanic C	4	07-3
Cell Operator C	4	30-3
Machine Operator C	4	44-3
Maintenance C	4	54-3

Shipping/Receiving/Warehouse C	3	81-3

Helper	2	00-0

Rate Structure
Effective August 11, 2007

Grade	Minimum	Maximum
10	$21.43	$21.43
9	$20.02	$20.02
8	$17.31	$18.62
7	$16.66	$17.78
6	$15.59	$16.59
5	$14.45	$15.25
4	$13.46	$14.13
3	$13.07	$13.54
2	$11.85	$12.69
Effective August 11, 2008

Grade	Minimum	Maximum
10	$21.43	$21.43
9	$20.02	$20.02
8	$17.31	$18.62
7	$16.66	$17.78
6	$15.59	$16.59
5	$14.45	$15.25
4	$13.46	$14.13
3	$13.07	$13.54
2	$11.85	$12.69
Effective August 10, 2009

Grade	Minimum	Maximum
10	$21.97	$21.97
9	$20.52	$20.52
8	$17.74	$19.09
7	$17.08	$18.22
6	$15.98	$17.00
5	$14.81	$15.63
4	$13.80	$14.48
3	$13.40	$13.88
2	$12.15	$13.01

Addendum C
8-9-04
Letter of Intent
Mr. Paul Black I.A.M. Committee
Reference: Company Flowers
The Company will continue to send flowers as a result of the following situations:
A.	Employees who are hospitalized

B.	Deceased employee’s funeral

C.	Member of employee’s family hospitalized

D.	Deceased family member’s funeral
Please contact the Human Resource Department to arrange for flowers to be sent at the proper time.
Mark J. Stuebe
Vice President & General Manager
Wichita Clutch

Addendum D
8-9-04
Letter of Intent
Mr. Paul Black
I.A.M. Committee
Reference: Sub-Contracting
During this contract negotiation, the subject of outside contracting and its current and potential effect on the workforce was discussed at length. Any arbitration decision rendered that covers a period of the previous contract will be honored, but this Letter of Intent will supersede any period of time hereafter.
The Company desires to assure the Union that we have every intent to stabilize the workforce for the job security of our employees. While it is impossible to guarantee employment, we fully appreciate the apprehension of the Union caused by the nature of our business.
The nature of our operations demands that we continue our present practice on sub-contracting. However, the Company will, during periods of layoff, meet with the Union upon its request once each month, with or without the necessity for a grievance, to discuss outside contracting with the objective of returning to normal employment levels as soon as practical, and to discuss the economies, lead times, or other necessary business reasons.
Considerations used when sub-contracting include the operational needs of the business, the efficiency and the economics involved, as well as any adverse effect upon the employment of our people, including those on layoff.
The Company is committed to the concept of stabilizing the workforce, and it is understood that in many instances it will be to our mutual advantage to utilize our own equipment and manpower first.
Mark J. Stuebe
Vice President & General Manager
Wichita Clutch

Addendum E
8-9-04
Letter of Intent
Mr. Paul Black
I.A.M. Committee
Reference: Cycle Counting
The parties have discussed the matter of cycle counting during these 2001 negotiations. While we know it would be desirable to assign the duties and responsibility to either bargaining unit people or non-bargaining unit people, it is not practical to do so at this time.
This is a function of a perpetual inventory control system. It is in the best interest of both parties to continue to share the responsibilities for physical inventory in the same spirit that we are mutually responsible for quality.
Mark J. Stuebe
Vice President & General Manager
Wichita Clutch

Addendum F
401(k) SAVINGS PLAN FOR HOURLY/UNION EMPLOYEES
The Company established a Savings Plan for the bargaining unit employees of Warner Electric, Wichita Falls, Texas Plant. The Plan will be established and administered by the Company who will bear the fiduciary responsibility and the cost of its administration, arrange for a record keeper and trustee, produce and record all required reports filings and plan documentation, name a plan administrator, and arrange for audits as may be needed from time to time. It is understood and agreed that the Company through any communications that it may use to promote the plan, is not offering financial advice to any plan participant. A description of this plan is included herein, referred to as Addendum F.
OUTLINE OF SAVINGS PLAN PROVISIONS ELIGIBILITY AND ENROLLMENT: All bargaining unit employees will be eligible to enroll in the Savings Plan after the completion of their probationary period, or the effective date of this plan, which ever is later. Enrollments for employees already on the payroll will be effective as soon as practical following their execution of the appropriate enrollment and authorization forms provided by the Company. Each participant who enrolls will be provided an account in their name.
CONTRIBUTIONS: Each eligible participant will be entitled to have withheld from their pay up to fifty percent (50%) of their gross pay on a pre-tax basis (under section 401-K of the Internal Revenue Tax Code), and up to ten percent (10%) of gross pay on an after-tax basis. The Company will forward employee contributions to the record keeper/trustee, to be deposited in each employee’s account, as soon as possible following the end of each month. Enrollments and contributions will be cancelled or changed effective the first pay period following written authorization by the employee. Changes in contribution amounts will be allowed at any time. Re-enrollment after cancellation of contributions will be allowed at any time.
Effective January 1st, 2008 the Company will match 50% up to the first 6% of the employee’s pre-tax contribution into the 401k plan.
All employee’s covered under this collective bargaining agreement and actively employed as of January 1st, 2008 will receive a one time contribution of one thousand ($1,000) dollars plus an additional one hundred ($100) for each full year of service as of January 1st, 2008 into their individual 401k account.
INVESTMENT OPTIONS: The Company will arrange for a choice of investment options in accordance with section 404(c) of the Internal Revenue Code. These options will be a least 1) a fixed income option, 2) a long-term bond fund, 3) an aggressive growth fund, 4) a money market fund, and 5) an intermediate growth stock fund. Participants will be allowed to reallocate their account balances between investment options at any time, unless specifically prohibited by the plan provisions. Reallocation of account balances will be in even dollar amounts only.
WITHDRAWALS: Withdrawals of a participant’s account balance will be available upon retirement, termination of employment with the company, death of a participant, total and permanent disability of the participant, or hardship. Hardship withdrawals will be determined based upon facts and circumstances in accordance with Internal Revenue Code. Each participant shall designate a beneficiary upon enrollment.
LOANS: Each participant will be able to take a loan of no more than one half of their account balance. Loans will be made in one hundred dollar ($100) increments not less than five hundred dollars ($500.00), and not to exceed current Internal Revenue Code limits. Loans will be repaid in no less than sixty (60) months, except for the purchase of a principle residence which will have an amortization period of not less than one hundred and twenty months (120) months, and at an interest rate set at the origination of the loan. Interest rates will be one percent (1%) above the prime rate in effect on, and published in the Wall Street Journal on the first day of each calendar quarter. A participant will have no more than one outstanding loan at any time. Each Participant will pay to the record keeper, out of the proceeds of their loan, a loan origination fee not to exceed thirty-five ($35), and an annual loan maintenance fee not to exceed twenty dollars ($20). Any participant who fails to make a loan repayment in any three-month period, or who fails to pay back the entire loan balance within the loan amortization period, will be in default of the loan. Upon default of a loan the record keeper will issue a 1099 form in the amount of the remaining loan balance. A participant who defaults on a loan will be barred from any further loan eligibility.
INFORMATION AND STATEMENTS: Participants will be provided a statement of their accounts twice per year. The Company will undertake reasonable efforts to establish a phone access for all participants with the record keeper as soon as possible after the implementation of the plan. The phone system will offer at least a toll-free phone number (pending availability of toll free numbers) with the ability to inquire account balance and originate loans.
APPLICABLE STATE AND FEDERAL LAWS: In all cases of the taxable nature of compensation and plan provisions, applicable Federal, State and Local Laws will apply regardless of plan provisions to the contrary. The Company will arrange for all tests required by the Internal Revenue Code and will be empowered to take any corrective action to participant’s accounts and or contributions that may be required within the scope of the applicable Code provisions.

\

Addendum G
8-9-04
Letter of Intent
2nd Shift
This agreement has been made and entered into this 13th Day of August, 2007, by and between the Wichita Clutch Company, and the IAM, Local Lodge 2771. It is the intent of this letter that only the amended articles listed below will be affected. Furthermore this letter will cover only second shift employees at Wichita Clutch Company.
NOW THEREFORE, IT IS AGREE AS FOLLOWS
Article 5
HOURS OF WORK AND OVERTIME
5.2	The normal workweek shall consist of four (4) consecutive workdays, Monday through Thursday. The normal workday shall consist of ten (10) consecutive hours excluding a one-half (1/2) hour unpaid lunch period.
5.3	For payroll purposes, the workweek shall be a seven (7) consecutive day period starting at 12:01 A.M. on Monday. For payroll purposes, the workday shall be the twenty-four — (24) hour period beginning at 2:01 A.M. each day. All employees covered by this agreement shall be paid weekly and the Company agrees not to withhold more than one (1) week’s pay.
5.4	The Company shall have the right from time to time to adjust the normal shift starting times by department between 2:30pm and 4:30pm. When all employees in a department are not affected by a change in shift hours, the Company will first solicit volunteers.
5.5	Scheduled starting and quitting times for employees accepting daily overtime assignments shall be at the discretion of the Company.
5.6	Distribution of Overtime. Both parties agree that it is fair to make every reasonable effort to divide overtime work, so far as practical within each job classification, department and shift based upon the qualifications of the employee to perform such work without displacing the employees normally performing that work during the normal work week. For the second shift only, Friday through Sunday will not be construed as part of the normal workweek except in the case of mandatory overtime.
5.7	It is agreed that in the event of change in the starting or ending time of a shift, the Company will notify the affected employees in such department during the preceding shift of such change. When the Company changes the scheduled report time for the beginning of a shift and the first day of the work week results in the starting time of the new week overlapping into the last day of the previous work week nothing in this article is to be construed to require the Company to pay overtime because of this overlap. Provided further however, if at the start of a new work day at 2:01 A.M. and an employee is already working, and at that time is being paid an overtime rate by reason that he had worked in excess of ten (10) hours or (twelve (12) hours during the work day immediately preceding, he shall continue to receive the appropriate overtime rate and not have pay reduced because of the advent of the new work day. For pay purposes a new workday will be established only after the employee leaves the premises. When a department or part of a department is scheduled to work on Saturday the employees involved will be notified, in all cases possible, before the end of the shift on Wednesday. Thereafter changes necessary will be made as soon as practical. Employees may refuse daily and Saturday overtime, provided however that in the event no qualified employee(s) accepts such overtime work, qualified employees in that job classification, department, and shift affected having the least overtime charged shall work the assigned overtime. As an option, qualified employees as determined by the Company in other classifications and on the same shift may be assigned the overtime assignment. Employees may refuse overtime on Holidays and on Sunday.

Employees failing to work accepted weekend overtime hours will be subject to Plant Rule # 43.

To provide opportunity for others to work in the place of employees who may not desire to do so, an employee when contacted about working overtime shall give a “Yes” or “No” answer within thirty (30) minutes. Employees will not be charged for any overtime hours refused if the hours were offered within the final one half hour of their shift.
5.8	Company Requested Overtime ( 1 1/2) Overtime Premiums of time and one-half (1 1/2) of the straight time hourly rate shall be paid as follows:
A.	For all hours worked in excess of ten (10) hours in any one (1) workday

B.	For all hours worked in excess of forty (40) hours in any one (1) workweek

C.	For all hours worked by an employee on Saturday in any workweek.

5.9	Double-time Premium (2) Overtime premiums of two (2) times the straight time hourly rate shall be paid as follows:
A.	For all hours worked by an employee on Sunday in any workweek.

B.	For all hours worked in excess of twelve (12) hours in any one (1) workday.

C.	For all hours worked on days defined as Holidays under this Agreement, except when such hours are part of a shift commencing on the one day and carrying over into the Holiday.
Article 9
VACATION
Vacation days taken by second shift employees will be taken in ten (10) hour increments. All eligibility and requirements will follow Article 9 of the current contract. Any employee that changes shifts during the vacation year will be allowed to use any remaining vacation hours with approval of his Supervisor.
Article 10
HOLIDAYS
Holiday hours taken by second shift employees will be taken in ten (10) hour increments.
10.1	Holidays Observed. During the term of this Agreement, the following days shall be considered Holidays:

Good Friday	Friday after Thanksgiving

Memorial Day	Christmas Eve

Fourth of July	Christmas Day

Labor Day	New Year’s Day

Thanksgiving	Paid Personal Time Off (PPTO) (2 Days)
The following three (3) floating holidays have been specifically assigned for the term of this agreement;
•	Monday December 31st, 2007

•	Friday December 26th, 2008

•	Friday January 2nd, 2009

PPTO hours taken by second shift employees can be taken in five (5) or ten (10) hour increments. Any time missed in a workweek due to the employee taking PPTO will not be held against the employee for attendance purpose. It is the employee responsibility to request in advance, from the Area Managers, permission to come in early to make up any missed time. All missed time must be made up in the same workweek. The employee will make the request twenty-four hours in advance to ensure production needs do exist. No employees will be allowed to work past 2:00 A.M., unless requested by the Company.
All eligibility requirements as stated in Paragraph 10.2, Holiday Pay and Eligibility, shall apply to both PPTO days.
10.6 The paid personal time off (PPTO) may be taken by the employee at any time during the calendar year by providing at least thirty (30) minutes notice prior to the beginning of the employees shift.
Employees may elect to receive pay in-lieu-of PPTO. If an employee elects this option, the pay in-lieu-of PPTO will be paid in the following weeks pay period. PPTO may be scheduled in five (5) or ten (10) hour increments.
Article 12
GROUP INSURANCE
Short Term Disability Weekly Sickness and Accident (non-occupational) administered by the National I.A.M. Benefit Trust — Pays 70% of gross weekly wages up to $350.00 per week for maximum 26 weeks. Payable first day for accident or hospital admission; 8th day for illness.
Second shift employees will have the weekly sickness and accident payment of 70% of gross wages up to $350.00 per week, paid out for the normal second shift workweek. If a second shift employee gets into an accident or sick on a non-normal workday (Friday through Sunday) no benefit will apply. For example, a second shift employee will be paid twenty-five percent (25%) of the $350.00 for each of the four (4) days he/she is out, Monday through Thursday.
Article 13
WAGES
For the term of this agreement all holiday pay, PPTO time, Jury Duty and Bereavement leave shall be paid at 10 hours per day at the employee’s regular straight-time hourly rate of pay.

Bereavement Pay
Bereavement hours taken by second shift employees will be taken in ten (10) hour increments. Any time missed in a workweek due to the employee taking bereavement will not be held against the employee for attendance purpose. It is the employee responsibility to request in advance, from the Area Managers, permission to come in early to make up any missed time. All missed time must be made up in the same workweek. The employee will make the request twenty-four hours in advance to ensure production needs do exist. No employees will be allowed to work past 2:00 A.M., unless requested by the Company.
Jury Pay
Jury duty hours taken by second shift employees will be taken in ten (10) hour increments. Any time missed in a workweek due to the employee taking jury duty will not be held against the employee for attendance purpose. It is the employee responsibility to request in advance, from the Area Managers, permission to come in early to make up any missed time. All missed time must be made up in the same workweek. The employee will make the request twenty-four hours in advance to ensure production needs do exist. No employees will be allowed to work past 2:00 A.M., unless requested by the Company.
TERM OF AGREEMENT
This Agreement for the 2nd shift shall remain in full force and effect until midnight on August 13, 2010. The Company will commit to maintaining the present four (4), ten (10) hour shift schedule unless changed by mutual agreement. In the event, however, the Company chooses to implement a 3rd shift the 2nd shift hours will automatically revert to a five (5) day, eight (8) hour shift schedule.

Addendum H
8-7-07
Letter of Intent
Mr. Paul Black
I.A.M. Committee
Reference: Health / Fitness Dues Reimbursement
   The company is committed to maintaining a healthy and safe work environment for its associates. In furtherance of this commitment, the company has maintained a practice of reimbursing its associates for up to $32.00 per month for membership fees in a gym or fitness club with proof of participation of 10 visits per month. The company intends to continue this practice for the benefit of all of its associates but may in the future choose to modify or eliminate this practice at its sole discretion.
Mark J. Stuebe
Vice President & General Manager
Wichita Clutch

Addendum J
8-9-04
Letter of Intent
Mr. Paul Black
I.A.M. Committee
Reference: Combining Departments
During the 2001 contract negotiations the discussion of promoting more cellular manufacturing was discussed. Some of the topics from that discussion were combining Department 20 and Department 30 to form more machining cells and better utilization of our equipment. There were also discussions of forming a Journeyman classification for that area. Although no decisions were made during the discussion, both parties agreed to leave this open for discussions during the term of the contract.
Mark J. Stuebe
Vice President & General Manager
Wichita Clutch

Addendum K
8-7-07
Letter of Intent
Light Duty
The Company’s practice is to actively seek light duty assignments for employees who are not able to perform their regular job duties due to work place injuries.
Mark J. Stuebe
Vice President & General Manager
Wichita Clutch

Addendum L
8-7-07
Severance Pay
In the event of the closing of the Plant, the Company will pay severance to all employees whose employment is terminated due to the plant closing based on the following schedule;
•	0 to 5 years of service — 2 weeks straight-time pay

•	6 to 10 years of service — 5 weeks straight-time pay

•	11 to 15 years of service — 10 weeks straight-time pay

•	16 to 20 years of service — 15 weeks straight-time pay

•	21 or more years of service — 20 weeks straight-time pay

Plant Rules & Regulations
     All work places and businesses must have certain rules and regulations to enable the company to meet its overall goals and objectives without disruptions. Rules are established to benefit the employee and the company. Most employees working in industry today realize that one employee’s misconduct may harm the rest and they expect certain standards of conduct to be established and maintained.
     Disciplinary action must always be intended to train, correct, and strengthen employees in their jobs. Whether discipline is in the form of oral warnings, written warnings, suspension without pay, or discharge, these actions in so far as practical will be applied uniformly for the purpose of preventing recurrence of the cause of such action. They are not designed to humiliate or retaliate.
     A complete list of violations requiring disciplinary action probably is not possible to establish nor should it be necessary, as “common sense” should prevail between reasonable people. However, in an effort to better communicate with employees and to provide Supervisors with guidelines to go by, therefore causing more uniform application, the following general work rules and regulations are listed with the appropriate disciplinary action to be applied if violated.
     In all possible cases, the Company shall issue disciplinary notices within five (5) working days following the completion of its investigation; extensions can be made by mutual agreement between the Company and the Union.
1.	Stealing — Any act of theft of property belonging to the Company, another employee, or anyone doing business with the Company is strictly prohibited. (Discipline code 4)
2.	Fighting — Provoking or instigating a fight or striking another person for any reason except in self-defense is absolutely prohibited. (Discipline code 4)
3.	Intent to Harm/Destroy — Acts intended to destroy including defacing property or equipment of the company, another employee, or anyone doing business with the Company or acts intended to inflict bodily injury, whether or not destruction or injury actually occurs, and engaging in sabotage or espionage are absolutely prohibited. (Discipline code 4)
4.	Encouraging Fellow Employees to Walk Off Job — Acts intended to coach, encourage, or in any way cause employees to walk off job whether or not employee engaging in such act leaves is strictly prohibited. (Discipline code 4)

5.	Use or Possession of Alcoholic Beverage and /or Illegal Drugs — Use or possession of alcoholic beverages and/or Illegal Drugs on company property will not at any time be permitted. (Discipline code 4)
6.	Conviction of Crime — An employee found guilty of a crime, other than for a minor traffic violation or similar violation in any court of law is subject to discharge. (Discipline code 4)
7.	Punching Another Employee’s Time Card — Willful punching of another employee’s time card is prohibited. (Discipline code 4)
8.	Immoral Conduct — Engaging in or committing an immoral act at any time will be basis for discharge. (Discipline code 4)
9.	Any Falsification of Company Records — Any willful or intentional falsifying of company records is strictly prohibited. (Discipline code 4)
10.	Borrowing Company Property — Borrowing Company materials and equipment without written permission, is absolutely prohibited. (Discipline code 4)
11.	Insubordination — Refusing or failure to perform work assigned by a Supervisor is prohibited. If instruction of Group Leaders acting on orders of Supervisor is refused, the Group Leader should turn over the situation to the Supervisor to handle. Threats or intimidation of management or malicious statements concerning management shall be considered insubordination and are prohibited. (Discipline code 3)
12.	Leaving Premises Without Permission — Employees that leave company property, except for lunch, during work hours without permission of their Supervisor are in violation of this work rule. (Discipline code 3)
13.	Reporting to Work Under Influence of Alcohol or Drugs — Reporting to work under the influence of alcohol or drugs is prohibited. This includes reporting to work at beginning of shift, after lunch, or at anytime during your work hours. (Discipline code 3)
14. Sleeping — Sleeping during work hours is prohibited. (Discipline code 3)
15.	Firearms, Explosives, Weapons — Possession of firearms, explosives, or weapons on company property are prohibited. Fireworks are considered explosives. (Discipline code 3)

16.	Slowdown — Intentional holding back, slowing down, hindering, or limiting ones own production, or encouraging, coercing, or bribing others to do the same is prohibited. (Discipline code 3)
17.	Untruthful Statements — Untruthful statements by employees to management, including their Supervisor, who are responsible for the administration of company rules and regulations and the work agreement are a violation. (Discipline code 3)
18.	Disorderly Conduct/Horseplay — Disorderly conduct including but not limited to such things as so called practical jokes, horseplay, rowdiness, running, scuffling, throwing things, threatening, intimidating, coercing, interfering with other employees, shouting vulgarities, issuing false statements, etc., are prohibited. (Discipline code 2) Property damage as a result of violation of this rule must be paid for or the employee will be subject to discharge. (Discipline code 4)
19.	Bulletin Boards/Notices — Altering or removing any matter, which has been posted by the company on bulletin boards or other locations, is prohibited. (Discipline code 2)
20.	Notice Posting by Employees — Notices of any type posted by employees are prohibited unless authorized by a Supervisor. (Discipline code 2)
21.	Solicitation — Employees may not solicit or sell anything unless authorized by a Supervisor. This includes taking up collections for any reason or distribution of literature. (Discipline code 2)
22.	Perform Other Than Company Work — Performing work on company premises that is not authorized by the company is prohibited. (Discipline code 2)
23.	Rest Breaks — The policy for breaks is one (1) ten (10) minute break in the first part of the shift and one (1) ten (10) minute break in the last part of the shift. Employees will be allowed an additional break of ten (10) minutes by their Supervisor if overtime is worked but not unless the overtime is for over one and one half (1 1/2) hours in addition to the regular eight (8) hours. Taking unauthorized breaks as well as failure to begin work for any reason after break or lunch period is a violation. (Discipline code 2)
24.	Visitors — Bringing visitors into the plant or asking them to come in and visit is prohibited unless approval is granted by your Supervisor. (Discipline code 2)

25.	Borrowing Tools From Other Employees —Borrowing tools from other employees without their permission is prohibited. (Discipline code 2)
26.	Vending Machine Damage — Abusing vending machines is prohibited. When malfunction occurs, report the problem to the proper person. (Discipline code 2) Property damage as a result of the violation must be paid for by the employee or the employee will be subject to discharge.
27.	Permission to Discuss Grievance — The Company has the right to expect employees and the Union committeemen to obtain permission from the respective Supervisors before stopping work and pursuing a grievance. In order to minimize loss of production the Supervisor may schedule the time for the discussion to take place at a later time. In no case will the Supervisor delay approval and scheduling of a grievance meeting requested of them later than the day after receiving such a request. Union committee members shall confine their grievance activities to matters arising within their area of jurisdiction. Failure to obtain permission of an employee’s and committeeman’s respective Supervisor before discussion of a grievance on company time is considered a violation. (Discipline code 2)
28.	Reading on Work Time — Reading literature not pertaining to business on the job during work hours is prohibited. (Discipline code 1)
29.	Leaving Work Station Without Permission -— Leaving the work station and/or department without permission from your Supervisor during work hours or failure to return within a reasonable time is a violation under this rule. Certainly permission is not necessary to go to the drinking fountain or restroom so long as the privilege is not abused. (Discipline Code 1)
30.	Loafing, Loitering — Employees are expected to work steadily each hour for which they are paid. Loafing, loitering in the work areas or restrooms, or engaging in excessive visiting during working hours is prohibited. (Discipline code 1)
31.	Safety — Employees are required to comply with all safety and health standards and all rules, regulations, and orders issued pursuant to Federal and State Safety and Health Laws and all rules, regulations, and requirements issued by the Company. (Discipline code 1)

32.	Failure to Punch Own Time Card — Timekeeping is the law and failure to punch your card properly is considered a violation. (Discipline code 1)
33.	Unsatisfactory Work Performance — Anyone whose work is unsatisfactory will be given a fair amount of time to bring their performance up to a satisfactory level. Unsatisfactory performance by an employee cannot be allowed to continue. (Discipline code 1)
34.	Willful Littering / Poor Housekeeping — Willful littering and poor housekeeping are a violation. (Discipline code 2)
35.	Company Telephone Use — Use of a company telephone is prohibited; this includes the Pay Phone except during breaks and lunch, unless approved each time by a Supervisor. (Discipline code 1)
36.	Stopping Work Early Before Break, Lunch, End of Shift — Stopping early without approval of Supervisor is prohibited. (Discipline code 1)
37.	Entering Plant — Entering the plant or workplace at unauthorized points or after your shift ends is prohibited unless permission is granted by a Supervisor. (Discipline code 1)
38.	Absence Two (2) Consecutive Work Days — No Contact With Supervisor — Any employee who is absent for two (2) consecutive work days for any reason without notifying their Supervisor will be considered to have voluntarily quit. Employees will not be reinstated unless absence was for good and sufficient reason and the employee can show that he could not contact their Supervisor. (Discipline code 4)
39.	Multiple Violations —Any combination of infractions with Code violations that total up to 9 (except when the last infraction was six (6) months or more since the previous infraction). (Discipline code 4)

Example: 2 Code 1’s = 2
2 Code 2’s = 4
1 Code 3 = 3

9 = Code 4
40.	Failure to Immediately Report an On-The-Job Injury to Supervisor — Failure to immediately report an on-the-job injury to your Supervisor will result in disciplinary action. (Immediately means at least the same day of injury.) (Discipline code 3)
41.	Reporting to Work After Shift has Started—An employee that reports to work after the scheduled shift has began must notify their Supervisor before starting work. (Discipline code 1)
42.	Tardiness — Reporting to work within the first thirty (30) minutes after the starting time of the shift as well as the first thirty (30) minutes after the end lunch is considered tardiness. An employee that accumulates five (5) or more violations in a thirty (30) day period will result in disciplinary action. Any one (1) violation after the initial five (5) will result in the next step of discipline. (Discipline code 1)

43.	Absence — Failure to be present at work is of two (2) types of absence—Partial and Full.

Partial Absence is when a person makes themselves available for less then the last seven and one-half (7 1/2) hours of a shift.

Full Absence is when a person does not avail themselves for work during a scheduled shift.

Both absences are serious problems, but partial absence has less impact on production requirements than full absences. Consequently, their impact is weighed accordingly. Each Partial Absence is a #1, and each Full Absence is a #2. Employee must contact their Supervisor each day to report an absence before the shift starts unless their Supervisor tells them otherwise.

Any combination of absences with a weighted value of five (5) within any sixty (6) day period will result in Code 2 discipline.

Only absences caused by medical disability and substantiated by written proof from a doctor will be excused. The first two consecutive work days absent for personal illness will be weighted as one absence; all following consecutive work days will be weighted as 1 day’s absence each. All other absences, regardless of reason, will be weighted for disciplinary purposes.
44.	Unauthorized Overtime — Exceeding the maximum number of overtime hours scheduled by supervision without authorization is prohibited. (Discipline code 2) (added January 8, 2007)

45.	Leaving Company Property — Failure to punch out before leaving Company property while not on Company business is prohibited. (Discipline code 2) (added January 8, 2007).

Discipline	1st	2nd	3rd	4th
Code	Violation	Violation	Violation	Violation

1	Verbal	Written	Written	Discharge
	Warning	Warning	Warning
3 day
Suspension
Without pay

2	Written	Written	Discharge
	Warning	Warning
3 day
Suspension
Without pay

3	Written	Discharge
Warning
3 day
Suspension
Without pay

4	Discharge